Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(7)

(To Prospectus dated December 3, 2013)	Registration No. 333-192510

HealthSouth Corporation
5,408,528 Warrants to Purchase Shares of Common Stock
and
1,119,586 Shares of Common Stock
This prospectus supplement supplements and amends the prospectus, dated December 3, 2013 (as supplemented or amended, the “Prospectus”), relating to the sale by certain of our securityholders of up to 5,408,528 warrants (the “Warrants”) to purchase shares of our common stock, par value $.01 per share, and up to 1,119,586 shares of our common stock issued or issuable upon exercise of the Warrants. The Warrants and the shares of our common stock issued or issuable upon exercise of the Warrants are collectively referred to in the Prospectus as the “offered securities.” Unless otherwise stated herein or the context otherwise requires, the terms “HealthSouth,” “we,” “us,” “our” and the “Company” refer to HealthSouth Corporation and its subsidiaries.

As of January 17, 2014, there are no outstanding Warrants. All Warrants expired on January 16, 2014 or were exercised prior to expiration.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supplements or supersedes the information contained in the Prospectus.
The Prospectus serves to register the sale of the Warrants and shares of our common stock which have been issued or are issuable upon exercise of Warrants that we previously issued in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Our registration of the sale of the offered securities identified in this prospectus supplement does not mean that the selling securityholders identified herein will sell any or all of these securities.
Investing in the offered securities involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 28, 2014.

USE OF PROCEEDS

    All sales of the offered securities will be made by or for the account of the selling securityholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. We will not receive any proceeds from the sale by any selling securityholders of the offered securities.

We did, however, receive cash consideration in connection with the exercise of 3,312,499 Warrants by means of a cash payment for the exercise price rather than by means of cashless exercise as allowed under the warrant agreement governing the Warrants. In connection with these cash exercises, we received proceeds, before expenses, in an aggregate amount of $21.5 million. We expect to use the proceeds for general corporate purposes.

SELLING SECURITYHOLDERS
The following table supplement and amends the table of Selling Securityholders and related footnotes appearing under the heading “Selling Securityholders” beginning on page 7 of the Prospectus by adding to the table contained in the Prospectus the information below with respect to selling securityholders not previously listed in the Prospectus and by superseding the information with respect to certain selling securityholders previously listed in the Prospectus with the information that is set forth below.
The selling securityholders listed below and their transferees, pledgees, donees or other successors, if not identified in this prospectus supplement or the Prospectus then so identified in additional supplements to the Prospectus or in an amendment to the registration statement of which the Prospectus forms a part, as required, are the “Selling Securityholders” under the Prospectus.
The following table sets forth for each Selling Securityholder listed below, as of a recent practicable date prior to the filing of this prospectus supplement with the SEC:

•	the name of each Selling Securityholder;

•	the number of shares of our common stock issued upon exercise that may be sold by the Selling Securityholders; and

•	the number and percent of shares of common stock to be beneficially owned by each Selling Securityholder before and after the offering.

As of January 17, 2014, there are no outstanding Warrants. All Warrants expired on January 16, 2014 or were exercised prior to expiration.
The information is based on information provided by or on behalf of the Selling Securityholders to us in Selling Securityholder questionnaires and is as of the date specified by the holders of the questionnaires. We have not sought to otherwise verify the information contained in the table. Because the Selling Securityholders may offer all or some portion of these securities pursuant to the Prospectus and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of securities that will be held by the Selling Securityholders upon termination of this offering. In addition, some of the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling pursuant to the Prospectus or in transactions exempt from the registration requirements of the Securities Act.
Unless otherwise disclosed in the footnotes to the table below, no Selling Securityholder listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name	Number of Warrants Beneficially Owned Prior to Offering	Number of Warrants that may be Offered Hereby	Percentage of Outstanding Warrants	Shares of Common Stock Beneficially owned Prior to Offering		Shares of Common Stock Beneficially Owned After Offering
				Number (1)	Percent (2)	Number	Percent (2)
Credit Suisse Securities (USA) LLC (3)	—	—	—	194,706	*	—	—
*Less than 1%

(1)
Includes that whole number of shares of our common stock resulting from the previous exercise of the Warrants owned and any other shares of our common stock owned as well as that number of shares of our common stock underlying shares of our 6.50% Series A Convertible Perpetual Preferred Stock and our 2.00% Convertible Senior Subordinated Notes, each of which are convertible at the option of the holder into shares of our common stock pursuant to the terms of the Certificate of Designations and the Indenture establishing such series of securities, respectively, and deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. Assumes all shares of Series A Preferred Stock and 2.00% Convertible Notes are converted into shares of our common stock. Pursuant to the Certificate of Designations for Series A Preferred Stock and the Indenture for 2.00% Convertible Notes, we may elect to satisfy the conversion obligation with cash or a combination of cash and shares of our common stock.

(2)
This percentage is calculated using as the numerator the number of shares of common stock included in the previous column and as the denominator 87,798,168 shares of common stock issued and outstanding, net of treasury shares, on January 13, 2014, plus the number of shares of common stock underlying our convertible securities owned by such holder.

(3)
This selling securityholder exercised its Warrants on January 16, 2014. The natural person who has voting and dispositive power for these shares is Michael A. Meyers, Managing Director of Credit Suisse Securities (USA) LLC. Mr. Meyers disclaims beneficial ownership of the shares except for his pecuniary interest. Credit Suisse Securities (USA) LLC has indicated to the issuer that it is a broker-dealer and, accordingly, a statutory underwriter. Credit Suisse Securities (USA) LLC has indicated to the issuer that it did not receive the securities as compensation for investment banking services and the securities were acquired in the ordinary course of business, and that at the time of the acquisition of securities, Credit Suisse Securities (USA) LLC had no agreements or understandings, directly or indirectly, with any party to distribute the securities.